OMNICOM GROUP REPORTS FOURTH QUARTER AND FULL YEAR 2022 RESULTS

2022 Fourth Quarter:
Revenue of $3,868.2 million, with organic growth of 7.2%
Operating profit of $642.7 million
Operating profit margin of 16.6%
Diluted earnings per share of $2.09

NEW YORK, February 7, 2023 - Omnicom Group Inc. (NYSE: OMC) today announced results for the quarter and full year ended December 31, 2022.

"Fourth quarter organic revenue growth of 7.2% was stronger than we expected, led by resilient performance across global geographies and continued strength in our faster growing disciplines,” said John Wren, Chairman and Chief Executive Officer of Omnicom Group Inc. "We enter 2023 in a very strong position, building on last year's significant new business wins and bringing together creativity, digital technology, and data to create marketing solutions that are responsive to the business transformation needs of our clients. At the same time, we are closely tracking the macroeconomic outlook and are fully prepared to respond appropriately. We are confident that the flexibility and diversity of our business and the strength of our balance sheet will continue to create value for our shareholders."

Fourth Quarter 2022 Results

$ in millions, except per share amounts	Three Months Ended December 31,
	2022	2021
Revenue	$3,868.2	$3,855.9
Operating Profit	642.7	622.5
Operating Profit Margin	16.6%	16.1%
Interest expense, net	25.9	44.4
Net Income [1]	429.8	416.2
Net Income per Share - Diluted [1]	$2.09	$1.95
Notes: 1) Net Income and Net Income per Share for Omnicom Group Inc.

Revenues
Worldwide revenue growth in the fourth quarter of 2022 compared to the fourth quarter of 2021 was led by an increase in revenue from organic growth of $276.8 million, or 7.2%. Acquisition revenue, net of disposition revenue, decreased $53.5 million, or 1.4%, primarily reflecting the disposition of our businesses in Russia in the first quarter of 2022. The impact of foreign currency translation was a decrease of $211.0 million, or 5.5%. Reported total revenue in the fourth quarter of 2022 increased $12.3 million, or 0.3%, to $3,868.2 million.

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Organic growth by discipline in the fourth quarter of 2022 compared to the fourth quarter of 2021 was as follows: 6.0% for Advertising & Media, 11.6% for Precision Marketing, 12.7% for Public Relations, 7.2% for Commerce & Brand Consulting, 6.4% for Healthcare, and 17.0% for Experiential. Execution & Support decreased 2.8%.

Organic growth by region in the fourth quarter of 2022 compared to the fourth quarter of 2021 was as follows: 5.6% for the United States, 9.9% for the United Kingdom, 5.1% for the Euro Markets & Other Europe, 6.9% for Asia Pacific, 18.2% for Latin America, 7.3% for Other North America, and 32.6% for the Middle East & Africa.

Expenses
Operating expenses decreased $7.9 million, or 0.2%, to $3,225.5 million compared to the fourth quarter of 2021. The weakening of most foreign currencies against the U.S. Dollar reduced operating expenses in the quarter compared to prior year in line with the percentage reduction from changes in foreign currencies on revenue.

Salary and service costs, which tend to fluctuate with changes in revenue, are comprised of salary and related costs, and third-party service costs. Salary and service costs decreased $0.1 million to $2,792.0 million. Salary and related costs decreased $16.4 million, or 0.9%, to $1,853.4 million as the increase related to organic revenue growth and increased headcount was offset by the effects of foreign currency translation. Third-party service costs increased $16.3 million, or 1.8%, to $938.6 million primarily due to an increase in organic revenue.

Occupancy and other costs, which are less directly linked to changes in revenue than salary and service costs, increased $17.2 million, or 6.2%, to $294.4 million, due to an increase in general office expenses resulting from the return of our workforce to the office, partially offset by lower rent.

SG&A expenses decreased $25.4 million to $84.5 million, primarily due to lower professional fees, lower marketing related costs, and reductions from the effects of foreign currency translation.

Operating Profit
Operating profit increased $20.2 million, or 3.2%, to $642.7 million compared to the fourth quarter of 2021. The related operating profit margin was 16.6% compared to 16.1% for the fourth quarter of 2021.

Interest Expense, net
Net interest expense in the fourth quarter of 2022 decreased $18.5 million to $25.9 million compared to the fourth quarter of 2021. Interest expense increased $2.8 million to $54.4 million, and interest income increased $21.3 million to $28.5 million, primarily as a result of higher interest rates on cash balances and short-term investments.

Income Taxes
Our effective tax rate of 26.5% in the fourth quarter of 2022 increased from 23.1% in the fourth quarter of 2021 primarily related to the favorable settlements of uncertain tax positions in certain jurisdictions in the prior year period.

Net Income – Omnicom Group Inc. and Diluted Net Income per Share
Net income - Omnicom Group Inc. for the fourth quarter of 2022 increased $13.6 million, or 3.3%, to $429.8 million compared to the fourth quarter of 2021. Diluted shares outstanding decreased to 205.2 million, or 3.8%, from 213.3 million as a result of net share repurchases. Diluted net income per share of $2.09 increased $0.14, or 7.2%, from $1.95 per share.

EBITA
EBITA increased $20.0 million, or 3.1%, to $662.7 million compared to the fourth quarter of 2021. The related EBITA margin was 17.1% compared to 16.7% for the fourth quarter of 2021.

Full Year 2022 Results

$ in millions, except per share amounts	Twelve Months Ended December 31,
	2022	2021
Revenue	$14,289.1	$14,289.4
Operating Profit	2,083.3	2,197.9
Operating Profit Margin	14.6%	15.4%
Interest expense, net	137.9	209.1
Net Income [1]	$1,316.5	$1,407.8
Net Income per Share - Diluted [1]	$6.36	$6.53
Adj. Operating Profit [2]	$2,196.7	$2,147.4
Adj. Operating Profit Margin [2]	15.4%	15.0%
Adj. Net Income per Share - Diluted [2]	$6.93	$6.39
Notes: 1) Net Income and Net Income per Share for Omnicom Group Inc. 2) See Reconciliations of Non-GAAP Adjustments on pages 12-13.

Revenues
Worldwide revenue growth in 2022 compared to 2021 was led by an increase in revenue from organic growth of $1,346.3 million, or 9.4%. Acquisition revenue, net of disposition revenue, was a decrease of $665.6 million, or 4.7%, primarily reflecting dispositions in the Advertising & Media discipline in the second quarter of 2021 and the disposition of our businesses in Russia in the first quarter of 2022. The impact of foreign currency translation was a decrease of $681.0 million, or 4.8%. Reported total revenue in 2022 decreased $0.3 million to $14,289.1 million.

Organic growth by discipline in 2022 compared to 2021 was as follows: 7.3% for Advertising & Media, 17.1% for Precision Marketing, 13.7% for Public Relations, 10.7% for Commerce & Brand Consulting, 7.1% for Healthcare, 4.0% for Execution & Support, and 26.1% for Experiential.

Organic growth by region in 2022 compared to 2021 was as follows: 8.7% for the United States, 10.9% for the United Kingdom, 9.7% for the Euro Markets & Other Europe, 6.6% for Asia Pacific, 14.1% for Latin America, 9.2% for Other North America, and 33.2% for the Middle East & Africa.

Expenses
Operating expenses in 2022 increased $114.3 million, or 0.9%, to $12,205.8 million compared to 2021. In 2022, operating expenses include charges arising from the effects of the war in Ukraine of $113.4 million. In 2021, operating expenses were favorably impacted by a $50.5 million gain recorded in connection with dispositions in the Advertising & Media discipline. The weakening of most foreign currencies against the U.S. Dollar reduced operating expenses for 2022 as compared to the prior year in line with the percentage reduction from changes in foreign currencies on revenue.

Salary and service costs, which tend to fluctuate with changes in revenue, are comprised of salary and related costs, and third-party service costs. In total, salary and service costs decreased $76.1 million, or 0.7%, to $10,325.9 million. Salary and related costs increased $226.9 million, or 3.3%, to $7,197.9 million due to organic revenue growth and increased headcount. Third-party service costs decreased $303.0 million, or 8.8%, to $3,128.0 million due primarily to dispositions in the Advertising & Media discipline in the second quarter of 2021 and the disposition of our businesses in Russia in the first quarter of 2022.

Occupancy and other costs, which are less directly linked to changes in revenue than salary and service costs, increased $20.4 million, or 1.8%, to $1,168.6 million, due to an increase in general office expenses resulting from the return of our workforce to the office, partially offset by lower rent and other occupancy costs.

SG&A expenses decreased $1.2 million, or 0.3%, to $378.5 million.

Operating Profit
Operating profit in 2022 decreased $114.6 million, or 5.2%, to $2,083.3 million compared to 2021. The related operating profit margin was 14.6% in 2022 compared to 15.4% in 2021. Operating profit and operating profit margin in 2022 include $113.4 million in charges related to the effects of the war in Ukraine. Operating profit and operating profit margin for 2021 were favorably impacted by the $50.5 million gain recorded in connection with dispositions in the Advertising & Media discipline. Non-GAAP Adjusted operating profit increased 2.3%, and the related margin increased to 15.4% from 15.0%.

Interest Expense, net
Net interest expense in 2022 decreased $71.2 million to $137.9 million compared to 2021. Interest expense decreased $27.8 million to $208.6 million, and interest income increased $43.4 million to $70.7 million, primarily as a result of higher interest rates on cash balances and short-term investments.

Income Taxes
Our effective tax rate of 28.1% in 2022 increased from 24.6% in 2021. The higher effective tax rate for 2022 was primarily due to the result of the non-deductibility of $113.4 million in charges recorded in the first quarter of 2022 arising from the effects of the war in Ukraine, as well as an additional increase in income tax expense of $4.8 million related to the disposition of our businesses in Russia. These charges were partially offset by the tax benefit arising from our share-based compensation awards. The effective tax rate for 2021 reflects a nominal tax applied to the book gain on the disposition in the Advertising & Media discipline resulting from the excess of tax over book basis and a reduction in income tax expense of $32.8 million primarily related to the favorable settlements of uncertain tax positions in certain jurisdictions.

Net Income – Omnicom Group Inc. and Diluted Net Income per Share
Net income - Omnicom Group Inc. for 2022 decreased $91.3 million, or 6.5%, to $1,316.5 million compared to 2021. Diluted shares outstanding decreased to 207.0 million, or 4.0%, from 215.6 million as a result of net share repurchases. Diluted net income per share of $6.36 decreased $0.17, or 2.6%, from $6.53 per share. Non-GAAP adjusted diluted earnings per share for 2022 increased 8.5% to $6.93 from $6.39.

EBITA
EBITA decreased $114.3 million, or 5.0%, to $2,163.6 million compared to 2021. The related EBITA margin was 15.1% compared to 15.9% for 2021. EBITA and EBITA margin in 2022 include $113.4 million in charges related to the effects of the war in Ukraine. Operating profit and operating profit margin for 2021 were favorably impacted by the $50.5 million gain recorded in connection with dispositions in the Advertising & Media discipline.

Risks and Uncertainties
Global economic challenges, including the impact of the war in Ukraine, the COVID-19 pandemic, rising inflation, rising interest rates and supply-chain disruptions could cause economic uncertainty and volatility. The impact of these issues on our business will vary by geographic market and discipline. We monitor economic conditions closely, as well as client revenue levels and other factors. In response to reductions in revenue, we can take actions to align our cost structure with changes in client demand and manage our working capital. However, there can be no assurance as to the effectiveness of our efforts to mitigate any impact of the current and future adverse economic conditions, reductions in client revenue, changes in client creditworthiness and other developments.

Definitions - Components of Revenue Change
We use certain terms in describing the components of the change in revenue above.

Foreign exchange rate impact: calculated by translating the current period’s local currency revenue using the prior period average exchange rates to derive current period constant currency revenue. The foreign exchange rate impact is the difference between the current period revenue in U.S. Dollars and the current period constant currency revenue.

Acquisition revenue, net of disposition revenue: Acquisition revenue is calculated as if the acquisition occurred twelve months prior to the acquisition date by aggregating the comparable prior period revenue of acquisitions through the acquisition date. As a result, acquisition revenue excludes the positive or negative difference between our current period revenue subsequent to the acquisition date and the comparable prior period revenue and the positive or negative growth after the acquisition date is attributed to organic growth. Disposition revenue is calculated as if the disposition occurred twelve months prior to the disposition date by aggregating the comparable prior period revenue of disposals through the disposition date. The acquisition revenue and disposition revenue amounts are netted in the description above.

Organic growth: calculated by subtracting the foreign exchange rate impact component and the acquisition revenue, net of disposition revenue component from total revenue growth.

Conference Call
Omnicom will host a conference call to review its financial results on Tuesday, February 7, 2023 at 4:30 p.m. Eastern Time. Participants can listen to the conference call by calling 844-291-6362 (domestic) or 234-720-6995 (international), along with access code 1468163. The call will also be simulcast and archived on our investor relations website.

Corporate Responsibility
At Omnicom, we are committed to promoting responsible practices and making positive contributions to society around the globe. Please explore our website (csr.omnicomgroup.com) for highlights of our progress across the four areas on which we focus: People, Community, Environment and Governance.

About Omnicom Group Inc.
Omnicom Group (www.omnicomgroup.com) is a leading global marketing and corporate communications company. Omnicom’s branded networks and numerous specialty firms offer services in advertising, strategic media planning and buying, precision marketing, commerce and brand consulting, experiential, customer relationship marketing (CRM), public relations, healthcare marketing and other specialty communications services to over 5,000 clients in more than 70 countries.

Contact

Investors:	Gregory Lundberg	greg.lundberg@omnicomgroup.com
Media:	Joanne Trout	joanne.trout@omnicomgroup.com

Non-GAAP Financial Measures
We present financial measures determined in accordance with generally accepted accounting principles in the United States (“GAAP”) and adjustments to the GAAP presentation (“Non-GAAP”), which we believe are meaningful for understanding our performance. We use Adjusted Operating Profit, Adjusted Operating Profit Margin, Adjusted EBITA, Adjusted EBITA Margin, Adjusted Net Interest Expense, Adjusted Income Tax Expense, Adjusted Net Income – Omnicom Group Inc. and Adjusted Net Income per diluted share – Omnicom Group Inc. as additional operating performance measures. We believe these measures are useful in evaluating the impact of certain items on operating performance and allows for comparability between reporting periods. EBITA, is defined as operating profit before interest, taxes, and amortization of intangible assets and EBITA margin, defined as EBITA divided by revenue. We use EBITA and EBITA margin as additional operating performance measures, which exclude the non-cash amortization expense of intangible assets (primarily consisting of amortization arising from acquisitions). Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP. Non-GAAP financial measures as reported by us may not be comparable to similarly titled amounts reported by other companies.

Forward-Looking Statements
Certain statements in this press release constitute forward-looking statements, including statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, from time to time, the Company or its representatives have made, or may make, forward-looking statements, orally or in writing. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial position, or otherwise, based on current beliefs of the Company’s management as well as assumptions made by, and information currently available to, the Company’s management. Forward-looking statements may be accompanied by words such as “aim,” “anticipate,” “believe,” “plan,” “could,” “should,” “would,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “will,” “possible,” “potential,” “predict,” “project” or similar words, phrases or expressions. These forward-looking statements are subject to various risks and uncertainties, many of which are outside the Company’s control. Therefore, you should not place undue reliance on such statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include: adverse economic conditions, including those caused by the the war in Ukraine; the impact of the COVID-19 pandemic; severe and sustained inflation in countries that comprise our major markets; rising interest rates; supply chain issues affecting the distribution of our clients’ products; international, national or local economic conditions that could adversely affect the Company or its clients; losses on media purchases and production costs incurred on behalf of clients; reductions in client spending, a slowdown in client payments and a deterioration or a disruption in the credit markets; the ability to attract new clients and retain existing clients in the manner anticipated; changes in client advertising, marketing and corporate communications requirements; failure to manage potential conflicts of interest between or among clients; unanticipated changes relating to competitive factors in the advertising, marketing and corporate communications industries; the ability to hire and retain key personnel; currency exchange rate fluctuations; reliance on information technology systems; changes in legislation or governmental regulations affecting the Company or its clients; risks associated with assumptions the Company makes in connection with its critical accounting estimates and legal proceedings; and the Company’s international operations, which are subject to the risks of currency repatriation restrictions, social or political conditions and regulatory environment. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that may affect the Company’s business, including those described in Item 1A, “Risk Factors” and Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2021. Except as required under applicable law, the Company does not assume any obligation to update these forward-looking statements.

Omnicom Group Inc.
Consolidated Statements of Income
Three Months Ended December 31
(Unaudited)
(In Millions, Except Per Share Data)

	2022	2021
Revenue	$3,868.2	$3,855.9
Operating Expenses:
Salary and service costs	2,792.0	2,792.1
Occupancy and other costs	294.4	277.2
Costs of services	3,086.4	3,069.3
Selling, general and administrative expenses	84.5	109.9
Depreciation and amortization	54.6	54.2
	3,225.5	3,233.4
Operating Profit	642.7	622.5
Interest Expense	54.4	51.6
Interest Income	28.5	7.2
Income Before Income Taxes and Income From Equity Method Investments	616.8	578.1
Income Tax Expense	163.5	133.6
Income From Equity Method Investments	2.6	5.4
Net Income	455.9	449.9
Net Income Attributed To Noncontrolling Interests	26.1	33.7
Net Income - Omnicom Group Inc.	$429.8	$416.2

Net Income Per Share - Omnicom Group Inc.
Basic	$2.11	$1.96
Diluted	$2.09	$1.95

Weighted average shares
Basic	203.9	212.2
Diluted	205.2	213.3

Dividends Declared Per Common Share	$0.70	$0.70

Omnicom Group Inc.
Consolidated Statements of Income
Twelve Months Ended December 31
(Unaudited)
(In Millions, Except Per Share Data)

	2022	2021
Revenue	$14,289.1	$14,289.4
Operating Expenses:
Salary and service costs	10,325.9	10,402.0
Occupancy and other costs	1,168.6	1,148.2
Charges arising from the effects of the war in Ukraine	113.4	—
Gain on disposition of subsidiary	—	(50.5)
Cost of services	11,607.9	11,499.7
Selling, general and administrative expenses	378.5	379.7
Depreciation and amortization	219.4	212.1
	12,205.8	12,091.5
Operating Profit	2,083.3	2,197.9
Interest Expense	208.6	236.4
Interest Income	70.7	27.3
Income Before Income Taxes and Income From Equity Method Investments	1,945.4	1,988.8
Income Tax Expense	546.8	488.7
Income From Equity Method Investments	5.2	7.5
Net Income	1,403.8	1,507.6
Net Income Attributed To Noncontrolling Interests	87.3	99.8
Net Income - Omnicom Group Inc.	$1,316.5	$1,407.8

Net Income Per Share - Omnicom Group Inc.
Basic	$6.40	$6.57
Diluted	$6.36	$6.53

Weighted average shares
Basic	205.6	214.3
Diluted	207.0	215.6

Dividends Declared Per Common Share	$2.80	$2.80

Omnicom Group Inc.
Detail of Operating Expenses
Three Months Ended December 31
(Unaudited)
(In Millions)

	2022	2021
Operating Expenses:
Salary and service costs
Salary and related service costs	$1,853.4	$1,869.8
Third-party service costs	938.6	922.3
	2,792.0	2,792.1
Occupancy and other costs	294.4	277.2
Costs of services	3,086.4	3,069.3
Selling, general and administrative expenses	84.5	109.9
Depreciation and amortization	54.6	54.2
Total Operating Expenses	$3,225.5	$3,233.4

Omnicom Group Inc.
Detail of Operating Expenses
Twelve Months Ended December 31
(Unaudited)
(In Millions)

	2022	2021
Operating Expenses:
Salary and service costs
Salary and related service costs	$7,197.9	$6,971.0
Third-party service costs	3,128.0	3,431.0
	10,325.9	10,402.0
Occupancy and other costs	1,168.6	1,148.2
Charges arising from the effects of the war in Ukraine	113.4	—
Gain on sale of subsidiary	—	(50.5)
Cost of services	11,607.9	11,499.7
Selling, general and administrative expenses	378.5	379.7
Depreciation and amortization	219.4	212.1
Total Operating Expenses	$12,205.8	$12,091.5

Omnicom Group Inc.
Reconciliation of Non-GAAP Financial Measures
Three Months Ended December 31
(Unaudited)
(In Millions)

	2022	2021
Net Income - Omnicom Group Inc.	$429.8	$416.2
Net Income Attributed To Noncontrolling Interests	26.1	33.7
Net Income	455.9	449.9
Income From Equity Method Investments	2.6	5.4
Income Tax Expense	163.5	133.6
Income Before Income Taxes and Income From Equity Method Investments	616.8	578.1
Interest Income	28.5	7.2
Interest Expense	54.4	51.6
Operating Profit	642.7	622.5
Add back: Amortization of intangible assets	20.0	20.2
Earnings before interest, taxes and amortization of intangible assets ("EBITA")	$662.7	$642.7

Revenue	$3,868.2	$3,855.9
EBITA	$662.7	$642.7
EBITA Margin %	17.1%	16.7%

The above table reconciles the U.S. GAAP financial measure of Net Income - Omnicom Group Inc. to EBITA (defined as earnings before interest, taxes and amortization of intangible assets) and EBITA Margin (defined as EBITA divided by revenue) for the periods presented. We use EBITA and EBITA Margin as additional operating performance measures, which exclude the non-cash amortization expense of intangible assets (primarily consisting of amortization of intangible assets arising from acquisitions). Accordingly, we believe EBITA and EBITA Margin are useful measures for investors to evaluate the performance of our business.

Omnicom Group Inc.
Reconciliation of Non-GAAP Financial Measures
Twelve Months Ended December 31
(Unaudited)
(In Millions)

	2022	2021
Net Income - Omnicom Group Inc.	$1,316.5	$1,407.8
Net Income Attributed To Noncontrolling Interests	87.3	99.8
Net Income	1,403.8	1,507.6
Income From Equity Method Investments	5.2	7.5
Income Tax Expense	546.8	488.7
Income Before Income Taxes and Income From Equity Method Investments	1,945.4	1,988.8
Interest Expense	208.6	236.4
Interest Income	70.7	27.3
Operating Profit	2,083.3	2,197.9
Add back: Amortization of intangible assets	80.3	80.0
Earnings before interest, taxes and amortization of intangible assets (“EBITA”)	$2,163.6	$2,277.9

Revenue	$14,289.1	$14,289.4
EBITA	$2,163.6	$2,277.9
EBITA Margin %	15.1%	15.9%

The above table reconciles the U.S. GAAP financial measure of Net Income - Omnicom Group Inc. to EBITA (defined as earnings before interest, taxes and amortization of intangible assets) and EBITA Margin (defined as EBITA divided by revenue) for the periods presented. We use EBITA and EBITA Margin as additional operating performance measures, which exclude the non-cash amortization expense of intangible assets (primarily consisting of amortization of intangible assets arising from acquisitions). Accordingly, we believe EBITA and EBITA Margin are useful measures for investors to evaluate the performance of our business.

Omnicom Group Inc.
Reconciliation of Non-GAAP Adjustments
Twelve Months Ended December 31
(Unaudited)
(In Millions)

	Full Year
	Reported 2022	Non-GAAP Adjustments	Non-GAAP Adjusted 2022	Reported 2021	Non-GAAP Adjustments	Non-GAAP Adjusted 2021

Revenue	$14,289.1	$—	$14,289.1	$14,289.4	$—	$14,289.4
Operating Expenses(a)(c)	12,205.8	(113.4)	12,092.4	12,091.5	50.5	12,142.0
Operating Profit	2,083.3	113.4	2,196.7	2,197.9	(50.5)	2,147.4
Operating Margin %	14.6%		15.4%	15.4%		15.0%

Net Interest Expense(b)	137.9	—	137.9	209.1	(26.6)	182.5
Income Tax Expense(b)(c)	546.8	(4.8)	542.0	488.7	7.1	495.8
Income from Equity Method Investments	5.2	—	5.2	7.5	—	7.5
Net Income Attributed to Noncontrolling Interests	87.3	—	87.3	99.8	—	99.8

Net Income - Omnicom Group Inc.(c)(d)	$1,316.5	$118.2	$1,434.7	$1,407.8	$(31.0)	$1,376.8

Diluted Shares	207.0	—	207.0	215.6	—	215.6

Net Income per Share - Diluted(d)	$6.36	$0.57	$6.93	$6.53	$(0.14)	$6.39

Dividends Declared Per Common Share	$2.80	$—	$2.80	$2.80	$—	$2.80

(a)     Full Year 2021 Operating expenses and Net Income - Omnicom Group Inc. include $50.5 million related to a gain on the disposition of a subsidiary in the second quarter of 2021.
(b)    Full Year 2021 Net interest expense includes a $26.6 million pre-tax charge ($19.5 million after-tax) on the early extinguishment of debt in the second quarter of 2021.
(c)    In the first quarter of 2022, we recorded a pre-tax charge of $113.4 million in Operating Expenses related to the effects of the war in Ukraine, resulting in an additional $4.8 million of Income tax expense.
(d)    The combined effect of the after-tax gain from the disposition in the Advertising & Media discipline and the loss on the early redemption of the 2022 Notes increased Net income - Omnicom Group Inc. for 2021 by $31.0 million and Net Income per Share- Diluted by $0.14.

The above table reconciles the nearest U.S. GAAP financial measures to Non-GAAP Adjusted financial measures. We believe Non-GAAP Adjusted financial measures are useful for investors to evaluate the performance of our business.